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                                                                      Exhibit #5

                               EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT MADE DECEMBER 01, 1995.
BETWEEN:

         Douglas J. Rowe, an individual residing in Calgary, Alberta ("Rowe")

                                                               OF THE FIRST PART
                                      -and-

         BIRCH MOUNTAIN RESOURCES LTD., a body corporate with principal offices in Calgary, Alberta ("Birch Mountain")

                                                              OF THE SECOND PART


      WHEREAS the parties hereto desire to set forth and confirm the basis of the employment of Rowe as President and Chief Executive Officer of Birch Mountain.

      NOW THEREFORE this Agreement witnesseth that in consideration of the recitals hereto and the mutual covenants and agreements herein contained and the payment of Ten ($10.00) Dollars by each party hereto to the other (the receipt and sufficiency of which is hereby specifically acknowledged), Birch Mountain and Rowe hereby and mutually covenant and agree as follows:

1.       TERM OF EMPLOYMENT AND POSITION

1.01 Rowe shall be employed as the President and Chief Executive Officer of Birch Mountain until terminated in accordance with the provisions of this Agreement.

2.       COMPENSATION

3.4 Birch Mountain shall pay to Rowe and Rowe agrees to accept as basic remuneration for his services as of the date of this Agreement a salary at an annual rate of One Hundred and Eight Thousand ($108,000.00) Dollars and thereafter as determined by the Board of Directors of Birch Mountain annually provided that each annual determination shall not be less than the previous year's annual salary. The annual salary shall be payable in accordance with Birch Mountain's usual payroll practices but in any event, not less than monthly.

2.02 Rowe shall be eligible from time to time to receive additional stock options as may be determined by the Board of Directors of Birch Mountain in accordance with Birch Mountain's Employee Stock Option Plan then in force.

2.03 Rowe shall also receive and participate in any and all fringe benefit plans, coverages and other perquisites existing as of the date of this Agreement or made available from time to time and in or to which Birch Mountain's senior officers and executives are entitled to participate.

3.      TERMINATION OF EMPLOYMENT
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3.01   Either party may, at any time, by written notice to the other, terminate this Agreement for cause which termination shall be effective upon delivery of written notice to such effect. Birch Mountain shall pay all salary and benefits earned by Rowe to the date of termination for cause but shall not be obligated to pay any other amounts except as provided in this Agreement.

3.02 A party purporting to terminate this Agreement for cause shall, concurrently with and as a condition to the effectiveness of the notice of termination, provide in reasonable detail the facts relied upon as the basis of such cause, and shall have the onus of proof that such cause existed at the date of termination.

3.03 In the event Birch Mountain terminates Rowe's employment hereunder for any reason other than cause, Birch Mountain shall pay to Rowe, within seven (7) business days after the date of termination an amount equal to:

           (a) two and one half (2.5) times his then current annual salary provided for in paragraph 2.01; whether or not payment pursuant to this paragraph 3.03 is required as a result of the exercise of Rowe's rights under clause 3.05(a) or otherwise; plus

           (b) the present worth (using the prime rate of Birch Mountain's banker at such time) of all employee benefits as referred to in paragraph 2.03 which would have been available to Rowe for a period of eighteen (18) months from the effective date of the termination; plus

           (c)    the total amount of all the membership dues referred to in
                  Article 8 hereof for eighteen (18) months, unless previously paid.

3.04 For the purposes of this Agreement and in particular paragraph 3.03 hereof, Birch Mountain shall be deemed, upon the written election of Rowe exercised within three (3) months after any of the following events occurs, to have given written notice of termination to Rowe pursuant to this paragraph 3.04, whether or not any written or other notice of any kind is in fact given, and without cause if:

           (a) without Rowe's written consent, Rowe's title as President and Chief Executive Officer is removed;

           (b) there is any material reduction in the responsibilities or authority of Rowe, whether or not the title of President and Chief Executive Officer is removed; or

           (c) there is any change amounting to a reduction in the reporting requirements for Rowe whether or not the title of President and Chief Executive Officer is removed.

3.05 For the purposes of this Agreement and in particular paragraph 3.03 hereof, Birch Mountain shall be deemed, upon the election of Rowe, to have given written notice of termination to Rowe pursuant to this paragraph 3.05, whether or not any written or other notice of any kind is in fact given, and without cause if:

           (a) any Change of Control (as hereinafter defined), occurs with respect to Birch Mountain, in which event Rowe may exercise his election by notice in writing to
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                  Birch Mountain within a period commencing on the effective date of any such Change of Control and ending three (3) months after notice of such Change of Control has been given by Birch Mountain to Rowe, but not if Rowe has theretofore given notice of termination under paragraph 3.01; or

           (b) Rowe terminates this Agreement for cause pursuant to paragraph 3.01.

3.06   In this Agreement:

(a) "Change of Control" means the acquisition and exercise, or either of them, of de facto control or the acquisition of the power to exercise de facto control over 25% of the issued and outstanding Voting Securities of Birch Mountain by any person, firm or corporation or group which did not, as at the date hereof exercise or have power to exercise such control over Birch Mountain, except as provided for in a Preliminary Agreement dated October 12,1995 between Birch Mountain Resources Ltd., Danfort Development Limited, Saskatoon Natural Resources Ltd., Calvyn M. Loree, James A. Brown and Robert Friedland; and

           (b) "Voting Securities" means and includes all securities which carry the right to vote for directors.

3.07 If Rowe wishes to terminate this Agreement without cause he must give Birch Mountain at least three (3) months written notice of his intention to do so and specify the termination date.

4.     STOCK OPTIONS

4.01 Notwithstanding anything contained in this Article 4, Rowe's rights under any stock option agreement, entered into pursuant to a Employee Stock Option Plan implemented by Birch Mountain or otherwise, between Birch Mountain and Rowe ("the Stock Option Agreement"), shall be determined in accordance with the applicable provisions of such agreement, provided however that if Birch Mountain terminates this Agreement without cause or if pursuant to paragraph 3.05 Rowe elects to receive notice of termination, then, notwithstanding any contrary provision hereof or in the Stock Option Agreement:

(a) Rowe's right to exercise the option as to any and all shares, whether or not the option right has accrued, shall vest as at the date of notice or Rowe's election pursuant to paragraph 3.05, as the case may be; and

(b) Rowe, or if applicable, his legal personal representative shall be entitled to exercise the subject stock option at any time within the period ending on the earlier of 90 days from the date of any such notice or election, or with the period ending on the earlier of one year after ceasing to be an employee by reason of death oi permanent disability. At the request of Birch Mountain or Rowe, the said Stock Optior Agreement shall be amended to reflect therein the provisions of this paragraph 4.01.

5.     SCOPE OF EMPLOYMENT

5.01 Rowe shall perform all of the duties and functions of the President and Chief Executive Officer as may be set from time to time by the Board of Directors of Birch Mountain, and shall report to the Board of Directors of Birch Mountain.
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5.02   While the duties and functions of Rowe to be performed under this
       Agreement shall be primarily performed in Calgary, Alberta, it is acknowledged that the performance of Rowe's duties and functions may necessitate his travel to other places from time to time, in which event, Rowe shall be reimbursed for all reasonable expenses incurred for transportation and subsistence or performing such duties and functions away from Calgary.

6.     PERFORMANCE OF DUTIES AND FUNCTIONS

6.01 Except as set forth in paragraphs 6.02 and 6.03, Rowe shall devote his full working time, attention and energy to the best of his skill and ability to the business and affairs of Birch Mountain and its subsidiary corporations, if any.

6.02 Provided that the performance of the following does not derogate from Rowe's performance of the duties and functions to be performed under this Agreement, Rowe will not be considered in breach of this Article 6 to the extent that he may from time to time carry on personal business which shall not in any way be in competition with or conflict with the business of Birch Mountain.

6.03 Provided the performance of the following does not derogate from Rowe's performance of the duties and functions to be performed under this Agreement, Rowe shall not be considered in breach of this Article 6 to the extent that he may from time to time serve as a member of the board of directors of any corporation other than Birch Mountain, or any of its subsidiaries, provided that Rowe shall first receive the approval of the Board of Directors of Birch Mountain.

7.     VACATION

7.01 Rowe shall be entitled during each calendar year, to such reasonable holiday or holidays in accordance with Birch M'Ountain's then current vacation policy; provided however such holidays shall in no event be less than four (4) weeks in any year.

8.     MEMBERSHIP DUES AND REIMBURSEMENT OF EXPENSES

8.01 The Company shall pay the annual dues payable by Rowe for his membership at the 400 Club which is situate in the City of Calgary.

8.02 Rowe shall be reimbursed for all reasonable business expenses incurred by him in connection with the performance by him of his duties as President and Chief Executive Officer of Birch Mountain.

9.     GENERAL

9.01 This Agreement shall be governed by the laws in force in the Province of Alberta.

9.02   Time shall be of the essence.

9.03 This Agreement constitutes the entire agreement between the parties hereto and replaces any prior employment contract or agreement, whether oral or written in their entirety.

9.04   No amendment to this Agreement shall be effective unless made in writing.
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9.05   This Agreement shall be binding upon and enure to the successors and permitted assigns of the parties hereto.

9.06 Notices to be given under this Agreement shall be in @writing and shall be given to the parties at the addresses below specified. Any notice given shall be deemed to be given on the date delivered if delivered personally and shall be deemed to be given five (5) business days after mailing if mailed to the address of the party described below, postage paid in Canada. The address for notice of the parties shall be:


         Birch Mountain:        3100  205 Fifth Avenue SW
                                Calgary, Alberta  T2P 2V7



                   Attention:        Secretary

         Rowe:                  Box 37, Site 23, RR l 2
                                Calgary, Alberta T3E 6W3


A party may change its address for notice by written notice to the other party.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the date first above written.

BIRCH MOUNTAIN RESOURCES LTD.

Per: /s/ Donald L. Dabbs
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     (Illegible Signature)                          /s/ Douglas J. Rowe
--------------------------------                --------------------------------
           (Witness)                                    Douglas J. Rowe